UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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PACE® Select Advisors Trust
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Information Statement

PACE® Select Advisors Trust

PACE® Alternative Strategies Investments

1285 Avenue of the Americas
New York, New York 10019-6028

August 7, 2015

Dear Shareholder,

UBS Global Asset Management (Americas) Inc. ("UBS Global AM"), the manager of PACE Alternative Strategies Investments (the "Fund"), selects investment advisors for the Fund, a portfolio of PACE Select Advisors Trust (the "Trust"), subject to approval of the board of trustees (the "Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS Global AM of the Fund's investment advisors. We are pleased to inform you that, at the recommendation of UBS Global AM, the Board has appointed Sirios Capital Management, L.P. ("Sirios") to serve as a new additional investment advisor to the Fund. Sirios assumed investment advisory responsibility with respect to a portion of the Fund's portfolio on May 20, 2015. In addition, at the recommendation of UBS Global AM, the Board has terminated First Quadrant, L.P. ("First Quadrant") as investment advisor to the Fund, with respect to its global macro strategy with passive exposure to global equity markets (First Quadrant still manages a separate sleeve of the Fund, under a separate sub-advisory contract), effective as of the close of business on May 19, 2015.

First Quadrant (with respect to its global tactical asset allocation strategy), Analytic Investors, LLC ("Analytic Investors"), Standard Life

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Investments (Corporate Funds) Limited ("Standard Life Investments"), AQR Capital Management, LLC ("AQR") and UBS Global AM also currently serve as investment advisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. Each investment advisor manages a portion of the Fund's portfolio as allocated by UBS Global AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The relative value of each investment advisor's share of the Fund's assets may change over time.

Please note that the appointment of Sirios on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACESM Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program and through certain other advisory programs. Other share classes are offered to investors not participating in such programs.

Information regarding UBS Global AM

UBS Global AM is the manager and primary provider of investment advisory services to each portfolio of the Trust, including the Fund. Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS Global AM administers the Trust's affairs and has the ultimate authority, subject to oversight of the Trust's Board, to oversee the investment advisors for the Fund and recommend their hiring, termination and replacement. UBS Global AM continuously supervises and monitors the performance of each investment advisor on a quantitative and qualitative basis and regularly evaluates each investment advisor's investment strategy and investment performance as well as the consistency of the investment advisor's investment approach with the Fund's investment objective. In evaluating each investment advisor, UBS Global AM reviews a number of factors, including, but not limited to, the investment advisor's past investment performance during various market conditions, continued ability to meet the applicable fund's investment objective, investment management philosophy and processes employed, experience and qualifications of key personnel, financial condition and stability, the correlation of the investment advisor's investment approach with those of other investment advisors of the applicable fund and the structure of the fund's overall portfolio.

UBS Global Asset Management (US) Inc. ("UBS Global AM (US)"), an affiliate of UBS Global AM, serves as the distributor of each portfolio's shares under a distribution contract that requires UBS Global AM (US) to use its best efforts to sell each portfolio's shares. Pursuant to an agreement with UBS Global AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of June 30, 2015, UBS Global AM had approximately $150 billion in assets under management. UBS Global AM is an indirect asset management subsidiary of UBS Group AG and a member of the UBS Global Asset Management Division, which had approximately $695 billion in assets under management worldwide as of June 30, 2015. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services industry. Principal business offices of UBS Global AM are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

Table of Contents
Information regarding the PACESM Select Advisors Program	iii
Information regarding UBS Global AM	iii
PACE Alternative Strategies Investments	1
Background	1
Investment strategies of Sirios	1
New Sub-Advisory Agreement	2
Trustees' considerations	4
Additional information	7
SEC exemptive order	7
Additional information about UBS Global AM, UBS Global AM (US) and UBS Group AG	7
Additional information about Sirios	8
Reports to shareholders	Back cover

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PACE Alternative Strategies Investments

Background

At the recommendation of UBS Global AM, the Board appointed Sirios as a new investment advisor for the Fund and approved a corresponding investment sub-advisory agreement between UBS Global AM and Sirios (the "Sub-Advisory Agreement") at a meeting held on February 10-11, 2015. Sirios assumed investment advisory responsibilities and the Sub-Advisory Agreement became effective on May 20, 2015. The Trustees determined to approve the Sub-Advisory Agreement after a thorough analysis of the proposed service to be provided by Sirios. The material factors considered by the Trustees in approving the Sub-Advisory Agreement are set forth below under "PACE Alternative Strategies Investments—Trustees' considerations."

Under the Sub-Advisory Agreement, Sirios manages a separate portion of the Fund's portfolio as allocated by UBS Global AM, subject to the Board's oversight (each separate portion, an "Allocated Portion"). First Quadrant, Analytic Investors, Standard Life Investments, AQR and UBS Global AM continue to manage separate portions of the Fund's assets. The relative value of each investment advisor's share of the Fund's assets may change over time.

Investment strategies of Sirios

With respect to its Allocated Portion, Sirios employs a liquid alternative long/short equity strategy. Sirios utilizes a fundamental, bottom-up research approach and will manage its allocated portion in accordance with its liquid alternative long/short equity strategy. The liquid alternative long/short equity strategy generally utilizes long positions that Sirios believes are attractively-valued, growth-oriented companies of mid to large capitalization and short positions that include sector hedges, single name and index put options, and a selection of single name large-capitalization companies that Sirios believes have deteriorating fundamentals or appear overvalued.

Sirios expects to maintain significant short positions. Although Sirios intends to maintain an overall long position in its portfolio investments,

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in certain circumstances, Sirios's short positions may approach or reach the size of its allocated portion's overall long position.

Investments in equity securities may include common and preferred stocks, convertible securities, rights and warrants, depositary receipts, real estate investment trusts, pooled investment vehicles, including other investment companies and ETFs, and master limited partnerships. Sirios may also invest in fixed income securities and other debt instruments, including bank debt, US Treasury securities and money market instruments. Its investments may include securities of US and foreign issuers, including securities of issuers in emerging market countries, and securities denominated in a currency other than the US dollar. Sirios invests in securities of issuers of any market capitalization.

Sirios may also use derivative instruments, such as options, forwards, swaps (including total return swaps) and other derivative instruments or combinations of derivative instruments, as a substitute for investing directly in an underlying asset, as an alternative to selling a security short, to increase returns, to manage foreign currency risk, as part of a hedging strategy or for other purposes related to the management of its allocated portion of the fund's assets.

New Sub-Advisory Agreement

Under the Sub-Advisory Agreement, subject to the supervision and direction of the Trustees and review by UBS Global AM and any written guidelines adopted by the Board or UBS Global AM, Sirios will provide a continuous investment program for the Fund (or any Allocated Portion thereof) including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments for its Allocated Portion, all in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act of 1940, as amended (the "Investment Company Act").

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Under the Sub-Advisory Agreement, Sirios will bear all expenses incurred by it in connection with its services to its Allocated Portion, but Sirios will not be responsible for any expenses incurred by the Trust, the Fund or UBS Global AM.

For the services provided and the expenses assumed by Sirios under the Sub-Advisory Agreement, UBS Global AM (not the Fund), will pay to Sirios a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of its Allocated Portion of the Fund.

The Sub-Advisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The Sub-Advisory Agreement provides that it will terminate automatically in the event of its "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's Management Agreement with UBS Global AM. The Sub-Advisory Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to Sirios. UBS Global AM also may terminate the Sub-Advisory Agreement, without payment of any penalty: (i) upon 120 days' written notice to Sirios; (ii) upon material breach by Sirios of any of the representations, warranties and agreements contained in the Sub-Advisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS Global AM, Sirios becomes unable to discharge its duties and obligations under the Sub-Advisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Sub-Advisory Agreement provides that Sirios may terminate the

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Sub-Advisory Agreement, without payment of any penalty, on 120 days' written notice to UBS Global AM.

As described below under "Additional Information—SEC Exemptive Order," UBS Global AM has received an exemptive order from the US Securities and Exchange Commission ("SEC") enabling it to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

The Sub-Advisory Agreement provides that Sirios shall not be liable to UBS Global AM for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS Global AM in connection with the matters to which the Sub-Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Sub-Advisory Agreement.

Trustees' considerations

Background—At a meeting of the Board on February 10-11, 2015, the members of the Board, including the Independent Trustees, considered and approved the proposed Sub-Advisory Agreement between UBS Global AM and Sirios with respect to the Fund. Management discussed with the Board its proposal to terminate one of the two strategies provided to the Fund by First Quadrant (i.e., the equitized portion of First Quadrant's global macro strategy) and to reallocate the portion of assets managed by First Quadrant using that strategy to Sirios. In considering the approval of the Sub-Advisory Agreement, the Board was able to draw on its knowledge of the Trust, its portfolios and UBS Global AM. The Board recognized its familiarity with UBS Global AM and the investment management and sub-advisory agreements for this and the other portfolios of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the portfolios. The Board also received a memorandum from UBS Global AM discussing UBS Global AM's reasons for recommending Sirios as a sub-advisor to the Fund.

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In its consideration of the approval of the Sub-Advisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the Sub-Advisory Agreement—The Board's evaluation of the services to be provided by Sirios to the Fund took into account the Board's knowledge and familiarity gained as board members of funds in the UBS New York fund complex, including the Trust and its portfolios. It reviewed the purposes and investment objective of the Fund, and UBS Global AM's overall plan to meet the Fund's stated purposes and objective. The Board considered management's reasons for recommending the appointment of Sirios as an additional sub-advisor to the Fund, including its "due diligence" concerning Sirios and its belief that Sirios's liquid alternative long-short equity strategy would benefit the Fund by, among other reasons, reducing the Fund's systematic risk, improving the Fund's ability to generate risk-adjusted returns and reducing "downside capture" over full business cycles and complementing the strategies provided by other sub-advisors to the Fund. The Board also received materials from Sirios detailing its investment philosophy and met with a representative of Sirios, who discussed with the Board that investment philosophy and process and the backgrounds and qualifications of the portfolio management team. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Sub-Advisory Agreement.

Sub-Advisory fee—The Board reviewed and considered the proposed contractual sub-advisory fee to be payable by UBS Global AM to Sirios in light of the nature, extent and quality of the sub-advisory services anticipated to be provided by Sirios. The Board noted that although the proposed contractual sub-advisory fee would result in a net increase in the sub-advisory fees paid by UBS Global AM with respect to the Fund, the net increase in the sub-advisory fees would have no impact on the fees paid by the Fund's investors as the additional cost would be borne by UBS Global AM. The Board determined that the proposed sub-advisory fee was reasonable in light of the nature, extent and quality of

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the services proposed to be provided to the Fund under the Sub-Advisory Agreement.

Fund performance—The Board received and considered composite performance information provided by Sirios. The Board also noted that, as Sirios would be a new sub-advisor to the Fund, the current performance of the Fund was not a significant factor in the consideration of the approval of the Sub-Advisory Agreement.

Advisor profitability—Profitability of Sirios or its affiliates or UBS Global AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the sub-advisory fee would be paid by UBS Global AM out of the management fee paid to it by the Fund, and not by the Fund.

Economies of scale—The Board noted that, as the sub-advisory fee for the Fund would be paid by UBS Global AM, not by the Fund, consideration of economies of scale with respect specifically to the sub-advisory fee was not relevant.

Other benefits to Sirios—The Board was informed by management that Sirios's relationship with the Fund would be limited to its provision of sub-advisory services to the Fund and that therefore management believed that Sirios would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that Sirios could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as a sub-advisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having a sub-advisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the proposed Sub-Advisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the

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Sub-Advisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC exemptive order

In October 2012, UBS Global AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS Global AM, so long as certain conditions are satisfied, to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment sub-advisory agreement that has been entered into within 90 days of the effectiveness of the investment sub-advisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS Global AM, UBS Global AM (US) and UBS Group AG

UBS Global AM, a Delaware corporation, is the manager and administrator of the Fund. UBS Global AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS Global AM's and UBS Global AM (US)'s principal business offices are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. UBS Global AM and UBS Global AM (US) are indirect subsidiaries of UBS Group AG. UBS Global AM is a member of the UBS Global Asset Management Division, which had approximately $695 billion in assets under management worldwide as of June 30, 2015 and is an investment advisor registered with the SEC. UBS Group AG is an internationally diversified organization with headquarters in Zurich, Switzerland with operations in many areas of the financial services industry. As of

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June 30, 2015, UBS Global AM had approximately $150 billion in assets under management.

Additional information about Sirios

Sirios's principal address is One International Place, Boston, Massachusetts 02110. Sirios is controlled by John F. Brennan, Jr. As of June 30, 2015 Sirios had approximately $3.71 billion in assets under management. John F. Brennan, Jr. is primarily responsible for the day-to-day management of the portion of the fund's portfolio allocated to Sirios.

The principal executive officer and director of Sirios, as of the date of this document, is set forth below:

Name and Address	Position with Sirios*
John F. Brennan, Jr. One International Place Boston, MA 02110	Managing Director

*  John F. Brennan, Jr. does not have other principal employment other than his positions with Sirios and its affiliates.

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of Sirios and did not pay any fees to Sirios or its affiliates for services provided to the Fund.

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Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

*****

If you have any questions, please contact your investment professional.

August 7, 2015
1285 Avenue of the Americas
New York, New York 10019-6028

©UBS 2015. All rights reserved.
UBS Global Asset Management (Americas) Inc.
is a subsidiary of UBS AG.
www.ubs.com/globalam-us

PACE Select

Information Statement—Notice

PACE® Select Advisors Trust

PACE® Alternative Strategies Investments

1285 Avenue of the Americas
New York, New York 10019-6028

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

August 7, 2015

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE Alternative Strategies Investments (the "Fund"), a portfolio of PACE Select Advisors Trust (the "Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

UBS Global Asset Management (Americas) Inc. ("UBS Global AM"), the manager of the Fund, selects investment advisors for the Fund, a portfolio of the Trust, subject to approval of the board of trustees (the "Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS Global AM of the Fund's investment advisors. We are pleased to inform you that, at the recommendation of UBS Global AM, the Board has appointed Sirios Capital Management, L.P. ("Sirios") to serve as a new additional investment advisor to the Fund. Sirios assumed investment advisory responsibility with respect to a portion of the Fund's portfolio on May 20, 2015. In addition, at the recommendation of UBS Global AM, the Board has terminated First Quadrant, L.P. ("First Quadrant") as investment advisor to the Fund, with respect to its global macro strategy with passive exposure to global equity markets (First Quadrant still manages a separate sleeve of the Fund, under a separate sub-advisory contract), effective as of the close of business on May 19, 2015.

First Quadrant (with respect to its global tactical asset allocation strategy), Analytic Investors, LLC ("Analytic Investors"), Standard Life Investments (Corporate Funds) Limited ("Standard Life Investments"), AQR Capital Management, LLC ("AQR") and UBS Global AM also currently serve as investment advisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. Each investment advisor manages a portion of the Fund's portfolio as allocated by UBS Global AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The relative value of each investment advisor's share of the Fund's assets may change over time. Additional information about UBS Global AM, Sirios, the Sub-Advisory Agreement between UBS Global AM and Sirios with respect to the Fund, and the Board's approval of this Sub-Advisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS Global AM and the Trust from the Securities and Exchange Commission, the appointment of Sirios on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about August 11, 2015 to the Fund's shareholders of record as of July 30, 2015. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset_management/individual_investors/ii_pace.html until at least November 13, 2015. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793 8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.

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